UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 1, 2003

Janus Capital Group Inc.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	001-15253 (Commission file number)	43-1804048 (IRS Employer Identification Number)

100 FILLMORE STREET
DENVER, COLORADO 80206
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code
(303) 691-3905

Not Applicable
(Former name or former address if changed since last report)

Item 2. Acquisition or Disposition of Assets

On December 1, 2003, Janus Capital Group Inc. (“Janus”) completed a transaction with DST Systems, Inc. (“DST”) to exchange 32.3 million common shares of DST for all of the outstanding stock of a DST subsidiary, referred to as JCG Partners. JCG Partners owns a commercial printing and graphics design business worth approximately $115.0 million and approximately $999.0 million in cash. The transaction was structured to qualify as a tax-free exchange under Section 355 of the Internal Revenue Code.

Prior to the completion of the transaction, Janus owned 39.7 million common shares of DST, which were accounted for using the equity method. After the transaction, Janus owns 7.4 million shares of DST, or approximately 9%, and will no longer account for its interest in DST as an equity method investment. As part of the transaction Janus gave DST proxy voting rights with respect to these remaining shares.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a) Financial Statements of Business Acquired

As of the date of this filing it is impractical for the Registrant to provide the historical financial statements of JCG Partners required in accordance with Item 7 (a) (4) of Form 8-K. Such financial statements will be filed by amendment to this Form 8-K within 60 days of December 15, 2003.

(b) Pro Forma Financial Information

Pro forma financial information for the disposition of Janus’ investment in 32.3 million common shares of DST Systems, Inc., as required by Article 11 of Regulation S-X, is included as exhibit 99.1.

As of the date of this filing it is impractical for the Registrant to provide pro forma financial information required in accordance with Item 7 (b) (2) of Form 8-K. Such pro forma financial information will be filed by amendment to this Form 8-K within 60 days of December 15, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Janus Capital Group Inc.

Date: December 15, 2003	By:	/s/ Loren M. Starr
Loren M. Starr
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document

10.1	Share Exchange Agreement with DST Systems, Inc. dated August 25, 2003, is hereby incorporated by reference from Exhibit A to Janus’ Schedule 13D/A (Amendment 3) filed on September 10, 2003

99.1	Pro forma financial information for the disposition of Janus’ investment in 32.3 million common shares of DST Systems, Inc.

3